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As filed with the Securities and Exchange Commission on December 19, 2003

Registration 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeoRx Corporation
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1261311 (I.R.S. Employer Identification Number)
300 Elliott Avenue West, Suite 500 Seattle, Washington 98119-4077 (206) 281-7001 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jack L. Bowman
Chief Executive Officer
NeoRx Corporation
300 Elliott Avenue West, Suite 500
Seattle, Washington 98119-4077
(206) 281-7001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Faith M. Wilson
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
(206) 287-3237

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.02 par value	3,780,000	$4.78	$18,068,400	$1,462

(1)
Consists of 3,150,000 shares of common stock issuable upon conversion of the registrant's Series B convertible preferred stock and 630,000 shares of common stock issuable upon exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such number of additional shares of common stock to be issued in connection with conversion of the Series B convertible preferred stock or exercise of warrants to prevent dilution resulting from stock splits, dividends or similar events.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the common stock of NeoRx Corporation on December 15, 2003, as reported on the Nasdaq SmallCap Market.

The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 19, 2003

3,780,000 Shares

[INSERT LOGO]

Common Stock

        This prospectus relates to public offering of up to 3,780,000 shares of our common stock by the selling shareholders. The shares are comprised of:

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  3,150,000 shares of common stock issuable upon conversion of our Series B convertible preferred stock at a conversion price of $5.00 per share; and

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  630,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share.

        We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. We could receive up to $3,780,000 in gross proceeds from the cash exercise of the warrants by the selling shareholders, which proceeds would be used for general corporate purposes.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NERX." On December 15, 2003 the last reported sale price of the common stock was $4.84 per share.

        See "Risk Factors" beginning at page 3 to read about certain factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

i

NEORX CORPORATION

        We are a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radioactive pharmaceuticals, to tumor sites. Our lead product candidate is Skeletal Targeted Radiotherapy (STR™). STR is entering late-stage phase III clinical development for treatment of multiple myeloma. Myeloma is a cancer of the body's antibody-producing cells. These cells originate in the bone marrow and circulate in the bloodstream, where they produce a characteristic protein called the paraprotein. The paraprotein can be measured in the blood and urine of patients with myeloma. If a myeloma patient undergoes therapy for his or her disease, the amount of paraprotein in the blood is an important indicator of the patient's response to treatment. Complete disappearance of the paraprotein in response to therapy is called a complete response and has been shown in numerous studies to be associated with a better chance of long-term survival. If the amount of the paraprotein does not decrease by at least 50%, or if it continues to increase, the patient is said to have failed to respond to therapy.

        Radiation has long been recognized as an effective method of treating cancer. Usually, radiation is generated outside the body and passed through the patient in the form of an x-ray or similar but more powerful beam. This type of radiation passes through other healthy organs in the body before reaching the skeleton and may damage the healthy organs. STR is designed to generate radiation inside the patient's body and to deliver it specifically to sites of cancer in the bone and bone marrow. This reduces exposure of healthy tissues other than bone to the potentially toxic effects of the radiation. Our STR product consists of a bone-seeking molecule called DOTMP that deposits the radioactive substance to which it is attached, holmium-166, in the skeleton.

        We are developing STR for use with high-dose chemotherapy and stem cell transplantation for the treatment of multiple myeloma. High-dose chemotherapy and stem cell transplantation, using the patient's own stored stem cells, currently offers myeloma patients the best chance to achieve a complete response. However, according to data from the International Blood and Marrow Transplant Registry, the proportion of patients who achieve a complete response is typically 30% or less and the overall survival of patients at three years after transplantation is only in the range of 48-59%. In our early-stage phase I/II clinical trials, in which we added STR to high-dose chemotherapy and transplantation, 40% of myeloma patients treated at the STR dose we plan to use in our phase III study achieved a complete response. Furthermore, 90% of these patients survived at least three years after transplantation. This dose of STR was well tolerated and did not appear to add to the toxic effects caused by high-dose chemotherapy and transplantation alone.

        In October 2003, we announced that we had reached agreement with the United States Food and Drug Administration on our phase III clinical trial design. This agreement, called a Special Protocol Assessment, establishes the number of patients to be studied and how and when the drug's safety and effectiveness will be determined. At the same time, we confirmed with FDA that a single phase III trial is sufficient to obtain marketing approval for STR, provided that the drug is shown to be safe and effective in the trial.

        We plan to open our phase III trial of STR to patient enrollment during the first quarter of 2004. We currently are recruiting clinical sites across the United States to participate in the study. The trial will assign patients randomly to one of two treatment arms. Patients assigned to the control arm will receive high-dose chemotherapy and stem cell transplantation without STR. Patients assigned to the experimental arm of the trial will receive STR in addition to high-dose chemotherapy and transplantation. We expect to enroll 120 patients on each arm of the study, for a total of 240 patients. In this trial, only patients with recently diagnosed myeloma who have failed to show a response to standard chemotherapy will be enrolled. Such patients are said to have primary refractory myeloma. STR will be considered effective if the proportion of patients on the experimental arm who achieve a complete response is significantly greater, using statistical methods, than the proportion of patients on the control arm who achieve a complete response. Response rates will be determined by measuring the amount of the myeloma paraprotein in the patients' blood six months after transplant, as compared to the amount present before treatment. These measurements will be made in a central laboratory and the results reviewed by an independent panel of experts who will not know which patients received STR.

        We plan to produce STR for our phase III trial at our manufacturing facility in Denton, Texas. This facility is operated in accordance with current Good Manufacturing Practices (cGMP) and has radiation permits from the Texas Department of Health necessary for working with holmium-166. We produced 36 doses of STR at the Denton facility for a small phase II study in 2002.

        During 2004, we plan to seek the FDA's permission to begin additional, early-stage clinical studies of STR in breast or prostate cancer that has spread to the bone, and leukemia, which originates in the bone marrow. Our longer-term corporate goals include forming one or more strategic partnerships to help us develop and commercialize STR. We also intend to explore opportunities to broaden our cancer drug pipeline by licensing or otherwise acquiring additional product candidates. Further, we will seek to raise additional working capital through the sale of equity or debt securities or the development of other funding mechanisms.

        Our principal executive office and mailing address is 300 Elliott Avenue West, Suite 500, Seattle, WA 98119-4077, and our telephone number is (206) 281-7001. Our web site address is http://www.neorx.com. The information contained in our web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

RISK FACTORS

        In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. Each of these risks could harm our business, operating results and financial condition, as well as decrease the value of an investment in our stock. This investment involves a high degree of risk.

We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable.

        We have not been profitable since our formation in 1984. As of September 30, 2003, we had an accumulated deficit of $209.2 million. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative activities. To date, we have been engaged only in research and development activities and have not generated any significant revenues from product sales. We do not anticipate that our proposed STR™ (Skeletal Targeted Radiotherapy) product will be commercially available for several years, if at all. We expect to incur additional operating losses in the future. These losses may increase significantly if we expand clinical development, manufacturing and commercialization efforts.

        Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for our STR product candidate and any other proposed products and successfully commercializing our products alone or with third parties.

We will need to raise additional capital, and our future access to capital is uncertain.

        It is expensive to develop cancer therapy products and conduct clinical trials for these products. We anticipate that the planned STR phase III clinical trial will cost approximately $20 million, which does not include the cost of manufacturing the STR compound at our manufacturing facility. Although we currently are focusing on our STR product candidate for multiple myeloma, we may in the future simultaneously conduct clinical trials and pre-clinical research for a number of different indications and cancer therapy products, which is costly. Our future revenues may not be sufficient to support the expense of our operations and the conduct of our clinical trials and pre-clinical research. We will need to raise additional capital to:

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  fund operations;

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  continue research and development of STR and any other product candidates; and

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  commercialize STR or any other proposed products.

        We believe that our present cash, cash equivalents, investment securities and expected interest income will be sufficient to fund our anticipated working capital and capital requirements only through the first quarter of 2005.

        We may seek to raise capital through the sale of equity or debt securities or the development of other funding mechanisms. We are seeking to form a strategic partnership for STR development and commercialization. We also may address our need for additional capital by pursuing opportunities for the licensing, sale or divestiture of certain non-core intellectual property and other assets, including our Pretarget® technology platform.

        The amount of additional financing we need will depend on a number of factors, including the following:

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  the rate of progress and costs of our clinical trial and research and development activities, including costs and availability of clinical materials from third-party suppliers, and the Company's ability to manufacture STR in a timely and cost-effective manner;

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  actions taken by the FDA and other regulatory authorities;

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  the costs of discontinuing projects and technologies or decommissioning existing facilities, if we undertake those activities;

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  the timing and amount of milestone or other payments we might receive from potential strategic partners;

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  the timing and amount of payments we might receive from potential licensees;

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  our degree of success in commercializing our STR product candidate or other cancer therapy product candidates;

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  the emergence of competing technologies and products and other adverse market developments; and

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  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

        We may not be able to obtain additional financing on a timely basis, on favorable terms, or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to partner with third parties to develop or commercialize products or technologies that we otherwise would have sought to develop independently. Such relationships may not be on terms as commercially favorable to us as might otherwise be the case. If we raise additional funds by issuing common stock or securities convertible into or exercisable for common stock, further dilution to shareholders may result, and new investors could have rights superior to current security holders.

Our potential products must undergo rigorous clinical testing and regulatory approvals, which could be costly, time consuming, and subject us to unanticipated delays or prevent us from marketing any products.

        The manufacture and marketing of our proposed STR product and our research and development activities are subject to regulation for safety, efficacy and quality by the FDA in the United States and comparable authorities in other countries.

        The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially depending on the type, complexity and novelty of the products involved. Our STR product candidate is novel; therefore, regulatory agencies lack direct experience with it. This may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our STR product candidate.

        In October 2003 we announced that we had reached agreement with the FDA, under the Special Protocol Assessment process, on the design of the phase III clinical trial for STR. We also confirmed with the FDA that a single phase III study is sufficient to obtain marketing approval for STR, provided that the drug is shown to be safe and effective in the trial. The FDA has agreed that continued follow up of all patients treated in our phase III trial for progression-free and overall survival will satisfy the confirmatory post-marketing commitment. The trial will assign patients with primary refractory myeloma randomly to one of two treatment arms. Patients assigned to the control arm will receive high-dose chemotherapy and stem cell transplantation without STR. Patients assigned to the experimental arm of the trial will receive STR in addition to high-dose chemotherapy and transplantation. We expect to enroll 120 patients on each arm of the study, for a total of 240 patients. The FDA agreed to accept complete response at six months post-transplant as a surrogate endpoint for the study. Acceptance of a surrogate endpoint places STR on the accelerated approval path.

        No cancer product using our technologies has been approved for marketing. Consequently, there is no precedent for the successful commercialization of products based on our technologies. In addition, we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. This may impede our ability to obtain timely approvals from the FDA or foreign regulatory agencies. We will not be able to commercialize our STR product candidate until we obtain regulatory approval, and consequently any delay in obtaining, or inability to obtain, regulatory approval could harm our business.

        If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, forced to remove a product from the market or experience other adverse consequences, including delay, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion. In addition, if we or other parties identify side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products, and/or additional marketing applications may be required.

        The requirements governing the conduct of clinical trials and manufacturing and marketing of our proposed STR product outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can involve additional testing. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Also, approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries.

We may take longer to complete our clinical trials than we project, or we may be unable to complete them at all.

        We expect to open the planned phase III trial for patient enrollment in the first quarter of 2004. We anticipate that the phase III trial will take several years to complete and we do not expect to submit a New Drug Application before 2007 for the potential approval of STR by the FDA. The actual time to initiation and completion of our STR phase III clinical trial, however, depends upon numerous factors, including:

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  our ability to obtain adequate additional funding;

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  our receipt of approvals by the FDA and other regulatory agencies and the timing thereof;

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  other actions by regulators;

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  the rate of progress and costs of our clinical trial and research and development activities;

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  our ability to produce sufficient, reliable and affordable supplies of the STR compound for clinical studies, and to access third-party supplies of holmium-166, the radiation molecule used in our STR product candidate, as well as other materials used in the manufacture of the STR compound;

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  the costs of ramping up and maintaining manufacturing operations;

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  the extent of scheduling conflicts with participating clinicians and clinical institutions; and

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  our ability to identify and enroll patients who meet trial eligibility criteria.

        We may not commence or complete our planned phase III clinical trial for our STR product candidate as projected, may not conduct it successfully, or may not complete it at all.

        We currently rely on academic institutions and clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our proposed STR product. Further, we are seeking to enter into license agreements, partnerships or other collaborative arrangements to support financing, development and commercialization of our STR product candidate. To the extent that we now or in the future participate in such collaborative arrangements, we will have less control over the timing, planning and other aspects of our clinical trials.    If we fail to commence or complete, or experience delays in or are forced to curtail our planned clinical program, our stock price and our ability to conduct our business could be harmed.

If testing of a particular product does not yield successful results, we will be unable to commercialize that product.

        Our research and development programs are designed to test the safety and efficacy of our proposed products in humans through extensive preclinical and clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our proposed STR product or any other proposed products, including the following:

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  safety and efficacy results obtained in early human clinical trials may not be indicative of results obtained in later clinical trials;

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  the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

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  after reviewing test results, we or any potential collaborators may abandon projects that we previously believed were promising;

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  our potential collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; and

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  the effects of our potential products may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

        Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data that we may collect from our planned phase III clinical trial may not be sufficient to support regulatory approval of our proposed STR product. The clinical trials of our proposed STR product and other proposed products may not be completed on schedule, and the FDA or foreign regulatory agencies may not ultimately approve any of our product candidates for commercial sale. Our failure to adequately demonstrate the safety and efficacy of a cancer therapy product under development would delay or prevent regulatory approval of the product, which would prevent us from marketing the proposed product.

We are dependent on suppliers for the timely delivery of materials and services and may experience in the future interruptions in supply.

        For our STR product to be successful, we need sufficient, reliable and affordable supplies of the STR compound for clinical studies. This requires developing and maintaining reliable and affordable third-party suppliers of commercial quantities of the radiation molecule holmium-166, and the targeting agent DOTMP, used in our STR product candidate. Sources of these materials may be limited, and we, or potential third-party suppliers of the STR compound, may be unable to obtain these materials in amounts and at prices necessary to successfully commercialize our STR product. Timely delivery of the holmium-166 component material and of the finished STR compound is critical. For example, holmium-166 loses its effectiveness for treating patients within a short period of time. As a result, the STR product must be shipped within 24 hours of its manufacture to the site where the patient is to be treated. Failures or delays in the manufacturing and shipping processes could compromise the quality and effectiveness of our product.

        There are, in general, relatively few sources of the holmium-166 component of our STR product. Historically, we have depended on a single source vendor, the University of Missouri Research Reactor facility group (MURR). In December 2001, we entered into a contract, under which MURR was responsible for the manufacture of holmium-166, including process qualification, quality control, packaging and shipping, from its Columbia, MO reactor facility. That supply contract expired in December 2002. In August 2003 we placed a purchase order with MURR for purchases of holmium-166 from November 2003 through April 2004. Under the purchase order, we will pay certain initial fixed amounts and a per unit fixed price for any holmium-166 provided by MURR. We are in discussions with MURR to supply holmium-166 for our planned STR phase III clinical trial. While MURR generally has provided us materials with acceptable quality, quantity and cost in the past, it may be unable or unwilling to meet our future demands, or demands of potential third-party suppliers of our STR compound. If MURR or an alternate supplier is unable or unwilling to provide supplies of holmium-166 at a cost and on other terms acceptable to us, the manufacture and delivery of our STR product candidate could be impaired, and we may suffer delays in, or be prevented from, initiating or completing further clinical trials of our STR product candidate.

Our current debt obligations may restrict our operating and financing flexibility and could, in an event of default, impair our cash resources and assets.

        In connection with our 2001 purchase of the manufacturing plant and other assets located in Denton, TX, we assumed $6,000,000 principal amount of restructured debt held by Texas State Bank, McAllen, TX. The assets acquired in the transaction secure the loan, which matures in April 2009. Principal and interest are payable in monthly installments. As of September 30, 2003, the outstanding balance of the loan was $5,409,882. During 2002 and early 2003, we reduced the staff at the Denton facility to four employees and operated the facility in standby mode. We currently are in the process of recruiting and hiring personnel and otherwise ramping up the manufacturing plant for production of clinical material for our planned STR phase III clinical trial.

If we fail to negotiate and maintain collaborative arrangements with third parties, our research, development, manufacturing, clinical testing, sales and marketing activities may be delayed or reduced.

        We rely in part on third parties to perform for us or assist us with a variety of important functions, including research and development, manufacturing of product components, and clinical trials management. We also license technology from others to enhance or supplement our technologies. We may not be able to locate suppliers to manufacture our product components or any proposed products at a cost or in quantities necessary to make them commercially viable. We may rely on third-party contract manufacturers to produce large quantities of certain materials, potentially including the STR compound, for clinical trials and product commercialization. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity, quality or cost. If we are unable to contract for a sufficient supply of needed materials or products on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or market introduction and subsequent sales. Any such delay may reduce our revenues and potential profitability.

        Moreover, we, or any potential third-party manufacturers, must continuously adhere to current Good Manufacturing Practices (cGMP) regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of these manufacturers cannot pass a pre-approval plant inspection, the FDA will not grant a New Drug Application for our proposed products. In complying with cGMP and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort in production, record-keeping and quality control to assure that our products meet applicable specifications and other requirements. If we, or any of our third-party manufacturers, fail to comply with these requirements, we may be subject to regulatory action.

Any delay or failure to restart STR manufacturing operations in Denton, TX, or to operate the facility in a cost-effective manner and in accordance with regulatory requirements, could adversely affect our ability to proceed with our STR phase III trials on a timely and cost-effective basis.

        In April 2001, we purchased a manufacturing facility and certain other assets located in Denton, TX. In addition to the manufacturing facility, we purchased existing equipment, documentation and certain processes. The facility is operated in accordance with Current Good Manufacturing Practices (cGMP) and was issued appropriate radiation permits by the Texas Department of Health. This manufacturing facility assumed responsibility for all aspects of the manufacture of the STR compound, including process qualification, quality control, packaging and shipping, and production of the clinical material for the completed STR dosimetry study. We believe that the Denton facility has the capabilities and capacity to serve as the principal manufacturing site for the STR compound for our planned phase III clinical trial and for potential commercial manufacture. We are in the process of restarting and requalifying STR manufacturing operations at the facility to prepare for our planned STR phase III clinical trial, with the goal of having the facility operational for the production of clinical supplies of STR when we open the phase III clinical trial for patient enrollment, which we expect will occur in the first quarter of 2004. Our ability to continue to utilize the Denton facility as our primary manufacturing site for the STR compound in the future will depend on a number of factors, including:

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  actions taken by the FDA and the timing thereof;

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  our ability to obtain adequate additional funding and the timing thereof;

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  our ability to access sufficient, reliable and affordable third-party supplies of holmium-166;

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  the costs of ramping up and maintaining manufacturing operations;

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  the availability of qualified personnel;

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  the availability and nature of strategic partnering opportunities; and

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  the availability and cost of potential third-party suppliers of STR.

        If in the future we decide to transition the STR production process to a third-party supplier, such third-party supplier also could require significant start-up time to qualify and implement the manufacturing process. In either case, our ability to move forward with further STR clinical and commercial development could be adversely affected and we may incur significant additional costs in connection with manufacturing operations. Further, there can be no assurance that manufacturing alternatives would be available on a timely or cost-effective basis.

We face substantial competition in the development of cancer therapies and may not be able to compete successfully, and our potential products may be rendered obsolete by rapid technological change.

        The competition for development of cancer therapies is intense. There are numerous competitors developing products to treat the diseases for which we are seeking to develop products. We initially are focusing clinical development of our STR product candidate on the treatment of multiple myeloma. Several companies, including Celgene Corp. and Millennium Pharmaceuticals, Inc., also are developing and testing therapeutics for multiple myeloma. In May 2003 Millennium obtained FDA approval for its Velcade™ therapeutic for treatment of multiple myeloma patients who have received at least two prior therapies and demonstrated disease progression on the last therapy. In addition, a number of established pharmaceutical companies, including GlaxoSmithKline, Novartis AG and Bristol-Myers Squibb Co., are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with technologies applicable to the treatment of cancer. Many of our existing or potential competitors have, or have access to, substantially greater financial, research and development, marketing and production resources than we do and may be better equipped than we are to develop, manufacture and market competing products. Our competitors may have, or may develop and introduce, new products that would render our technology and proposed STR product less competitive, uneconomical or obsolete.

        We also expect to face increasing competition from universities and other non-profit research organizations. These institutions, which carry out a significant amount of cancer research and development, are becoming increasingly aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

If we are unable to protect our proprietary rights, we may not be able to compete effectively, or operate profitably.

        Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and, consequently, patent positions in our industry may not be as strong as in other, better-established fields. Accordingly, the United States Patent and Trademark Office (USPTO) may not issue patents from the patent applications owned by or licensed to us. If issued, the patents may not give us an advantage over competitors with similar technologies.

        We own approximately 100 issued United States patents and have licenses to additional patents. However, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the USPTO. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us. Moreover, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. We may need to file lawsuits to stop these activities. These lawsuits can be expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents.

        In addition to the intellectual property rights described above, we rely on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

The use of our technologies could potentially conflict with the rights of others.

        Our competitors or others may have or acquire patent rights that they could enforce against us. In such case, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

        The cost to us of any litigation or other proceedings relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against us, we may not be able to continue our operations. If third parties file patent applications, or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the USPTO to determine priority of invention. We may be required to participate in interference proceedings involving our issued patents and pending applications. We may be required to cease using the technology or license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party in that case may not offer us a license on commercially acceptable terms.

Product liability claims in excess of the amount of our insurance would adversely affect our financial condition.

        The testing, manufacturing, marketing and sale of STR and any other proposed cancer therapy products may subject us to product liability claims. We are insured against such risks up to a $10 million annual aggregate limit in connection with clinical trials of our products under development and intend to obtain product liability coverage in the future. However, insurance coverage may not be available to us at an acceptable cost. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material.

Our use of radioactive and other hazardous materials exposes us to the risk of material environmental liabilities, and we may incur significant additional costs to comply with environmental laws in the future.

        Our research and development and manufacturing processes, as well as the manufacturing processes that may be used by our collaborators, involve the controlled use of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with our use of these materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In the event that we discontinue operations in facilities that have had past research and manufacturing processes where hazardous or radioactive materials have been in use, we may have significant decommissioning costs associated with the termination of operation of these facilities. These potential decommissioning costs also may reduce the market value of the facilities and may limit our ability to sell or otherwise dispose of these facilities in a timely and cost-effective manner. In addition, the risk of accidental contamination or injury from hazardous or radioactive materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources.

Even if we bring products to market, changes in healthcare reimbursement could adversely affect our ability to effectively price our products or obtain adequate reimbursement for sales of our products.

        The levels of revenues and profitability of biotechnology companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. We cannot predict the effect healthcare reforms may have on the development, testing, commercialization and marketability of our proposed cancer therapy products. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of our potential products, our ability to commercialize our products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to market, we cannot be certain that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive or profitable basis.

The loss of key employees could adversely affect our operations.

        Since July 2002, we have implemented three reductions in force. Also in January 2003, we accepted the resignations of Richard Ghalie, MD, Vice President, Medical and Regulatory Affairs, and Les Sabo, Vice President, Manufacturing. Jack L. Bowman was named Executive Chairman and became Chairman of our Board of Directors on March 11, 2003. Douglass B. Given, MD, PhD resigned as President, Chief Executive Officer and a Director of the Company on June 30, 2003. On that date, Mr. Bowman was named Chief Executive Officer and Karen Auditore-Hargreaves, PhD was promoted to Chief Operating Officer of the Company. Dr. Auditore-Hargreaves was elected President of the Company effective December 5, 2003. As of September 30, 2003, we had a total work force of 36 full-time employees and one part-time employee. Our success depends, to a significant extent, on the continued contributions of our principal management and scientific personnel. The loss of the services of one or more of the principal members of our scientific and management staff could delay our STR product development activities or other programs and research and development efforts. We do not maintain key-person life insurance on any of our officers, employees or consultants.

        Competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our proposed products successfully, we will in the future, be required to expand substantially our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and sales and marketing. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. Our current financial situation may make it more difficult to attract and retain key employees.

Our common stock listing was transferred from The Nasdaq National Market to The Nasdaq SmallCap Market; failure to maintain continued listing on Nasdaq could affect its market price and liquidity.

        Our common stock listing was transferred from The Nasdaq National Market to The Nasdaq SmallCap Market on March 20, 2003. We elected to seek a transfer to The Nasdaq SmallCap Market because we had been unable to regain compliance with The Nasdaq National Market minimum $1.00 bid price requirement for continued listing. By transferring to The SmallCap Market, we were afforded an extended grace period in which to satisfy the The SmallCap Market $1.00 minimum bid price requirement. On May 6, 2003, we received notice from Nasdaq confirming that we are now in compliance with the $1.00 SmallCap minimum bid price requirement. As a result of rule changes adopted by Nasdaq in March 2003, we will not be eligible to relist our common stock on The Nasdaq National Market unless and until our common stock maintains a minimum bid price of $5.00 per share and we otherwise comply with the initial listing requirements for The Nasdaq National Market. Trading on the Nasdaq SmallCap Market may have a negative impact on the value of our common stock, because securities trading on the Nasdaq SmallCap Market typically are less liquid than those traded on The Nasdaq National Market.

Our stock price is volatile and, as a result, you could lose some or all of your investment.

        There has been a history of significant volatility in the market prices of securities of biotechnology companies, including our common stock, and it is likely that the market price of our common stock will continue to be highly volatile. Our business and the relative price of our common stock may be influenced by a large variety of industry factors, including:

  •
  announcements by us or our competitors concerning acquisitions, strategic alliances, technological innovations and new commercial products;

  •
  the availability of critical materials used in developing and manufacturing our proposed STR product;

  •
  the progress and results of clinical trials;

  •
  developments concerning patents, proprietary rights and potential infringement; and

  •
  the expense and time associated with, and the extent of our ultimate success in, securing regulatory approvals.

        In addition, potential public concern about the safety of our proposed STR product and any other products we develop, comments by securities analysts, our ability to maintain the listing of our common stock on the Nasdaq system, and conditions in the capital markets in general and in the life science capital market specifically, may have a significant effect on the market price of our common stock. The realization of any of the risks described in this prospectus, as well as other factors, could have a material adverse impact on the market price of our common stock and may result in a loss of some or all of your investment.

        In the past, securities class action litigation often has been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

Certain provisions in our articles of incorporation and Washington state law could discourage a change of control.

        Our articles of incorporation authorize our board of directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control, even if this change would benefit our shareholders. In addition, the issuance of preferred stock may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

        We have adopted a shareholder rights plan, which is intended to protect the rights of shareholders by deterring coercive or unfair takeover tactics. The board of directors declared a dividend to holders of our common stock of one preferred share purchase right for each outstanding share of common stock. In additional, under certain circumstances, holders of our Series B Convertible Preferred Stock are entitled to receive one preferred share purchase right for each share of common stock into which their Series B stock may be converted. The rights are exercisable ten days following the offer to purchase or acquisition of beneficial ownership of 20% of the outstanding common stock by a person or group of affiliated persons. Each right entitles the registered holder, other than the acquiring person or group, to purchase from NeoRx one-hundredth of one share of Series A Junior Participating Preferred Stock at the price of $40, subject to adjustment. The rights expire April 10, 2006. In lieu of exercising the right by purchasing one one-hundredth of one share of Series A stock, the holder of the right, other than the acquiring person or group, may purchase for $40 that number of shares of our common stock having a market value of twice that price.

        Washington law imposes restrictions on certain transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

  •
  a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

  •
  termination of 5% or more of the employees of the target corporation; or

  •
  receipt by the acquiring person of any disproportionate benefit as a shareholder.

        A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of NeoRx or limiting future investment in NeoRx by significant shareholders and their affiliates and associates.

Certain provisions of our Series B Convertible Preferred Stock may prevent or make it more difficult for us to raise funds or take other actions.

        Certain provisions of the Preferred Stock and Warrant Purchase Agreement and Certificate of Designation for our Series B Convertible Preferred Stock may require us to obtain the approval of the holders of Series B stock to amend, alter or repeal any provision of the Certificate of Designation which may be deemed to materially adversely affect the rights of the holders of Series B stock or to authorize, create or issue any class or series of securities having liquidation or other rights superior to those of the Series B stock. The Series B stock also contains provisions requiring the adjustment of the conversion price if we issue (other than in connection with certain permitted transactions, such as strategic collaborations and acquisitions approved by the board of directors or transactions approved by a majority of the holders of the Series B stock) shares of common stock at prices lower than the conversion price. This means that if we need to raise equity financing at any time when the prevailing or discounted market price for our common stock is lower than the conversion price, the conversion price will be reduced and the dilution to shareholders increased. These provisions may make it more difficult for our management or shareholders to take certain corporate actions and could delay, discourage or prevent future financings. These provisions could also limit the price that certain investors might be willing to pay for shares of our common stock.

        The outstanding shares of Series B stock, at a conversion price of $5.00 per share, are currently convertible into 3,150,000 shares of common stock. In addition, warrants accompanying the Series B stock, at an exercise price of $6.00 per share, are exercisable into 630,000 shares of common stock. These shares of common stock, when issued upon conversion of the Series B stock and exercise of the warrants, will be registered with the SEC and generally available for immediate resale in the public market. The market price of our common stock could fall as a result of such resales due to the increased number of shares available for sale in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "propose" or "continue," the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from such sale. However, assuming all of the warrants are exercised by the selling shareholders, we would receive up to $3,780,000 in gross proceeds from those exercises. Any such proceeds will be used for general corporate purposes.

SELLING SHAREHOLDERS

        On December 3, 2003, we sold $15.75 million of our Series B Convertible Preferred Stock and warrants in a private placement exempt from the registration requirements of the Securities Act. This prospectus relates to the resale from time to time of up to a total of 3,780,000 shares of our common stock by the selling shareholders, which shares are comprised of:

  •
  3,150,000 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock at a conversion price of $5.00 per share; and

  •
  630,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share.

        Pursuant to the terms of the December 2003 financing, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the shares of our common stick issued in connection with this transaction. The selling shareholders each have represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

        The following table sets out the number of shares of common stock held by the selling shareholders and the number of shares of common stock offered by the selling shareholders.

	Shares Beneficially Owned Prior to Offering(3)			Shares Beneficially Owned After Offering(1)
Name			Number of Shares Being Offered(3)
	Number	Percent(2)		Number	Percent
BayStar Capital II, L.P. (4)	1,000,000	3.57%	1,200,000	0	0.00%
Royal Bank of Canada (5)	1,395,949	4.99%	2,400,000	0	0.00%
T. Rowe Price Health Sciences Fund, Inc. (6), (7)	280,000	*	108,000	190,000	*
TD Mutual Funds—TD Health Science Fund (6), (8)	91,300	*	31,200	65,300	*
VALIC Company I—Health Sciences Fund (6), (9)	28,100	*	12,000	18,100	*
Manufacturers Investment Trust—Health Sciences Trust (6), (10)	48,100	*	14,400	36,100	*
IDEX Mutual Funds—IDEX—T. Rowe Price Health Sciences (6), (11)	10,600	*	7,200	4,600	*
Raytheon Company Combined DB/DC Master Trust—Health Sciences (6), (12)	2,000	*	2,400	0	0.00%
Raytheon Master Pension Trust—Health Sciences (6), (13)	11,900	*	4,800	7,900	*

*
Less than 1%.

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2)
Applicable percentage of ownership is based on 27,974,945 shares of our common stock outstanding on December 15, 2003.

(3)
For purposes of calculating the percent of class beneficially owned by a holder, shares of common stock which may be issued to that holder within 60 days of December 3, 2003 are deemed to be outstanding. Because the warrants are not exercisable until June 3, 2004, the shares of common stock issuable upon exercise of the warrants are not considered to be beneficially owned pursuant to the Rules of the SEC and do not appear in the table as shares beneficially owned, but do appear as shares being offered. In addition, the terms of the Certificate of Designation of our Series B preferred stock provide that, unless a holder has elected otherwise, the number of shares of our common stock which may be acquired by any holder of our preferred stock upon any conversion of the preferred stock or that shall be entitled to voting rights is limited to the extent necessary to insure that, following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other person or entity whose beneficial ownership of common stock would be aggregated with the holder's for purposes of the Securities Exchange Act of 1934 does not exceed 4.99% of the total number of shares of our common stock then outstanding. Accordingly, while all shares that are issuable to a selling shareholder upon a conversion of the Series B preferred stock are included in the number of shares being offered, any shares which a selling shareholder is prevented from acquiring as a result of this provision is not shown as beneficially owned.

(4)
The number of shares being offered consists of 1,000,000 shares of common stock issuable upon conversion of 500 shares of Series B preferred stock and 200,000 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004. BayStar Capital Management, LLC is the general partner of BayStar Capital II, L.P. Steve Derby, Steven L. Lamar and Lawrence Goldfarb are the managing members of BayStar Capital Management, LLC and are natural persons who share voting and investment power over the securities. Mr. Derby, Mr. Lamar and Mr. Goldfarb disclaim beneficial ownership of the securities.

(5)
The number of shares being offered consists of 2,000,000 shares of common stock issuable upon conversion of 1,000 shares of Series B preferred stock and 400,000 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(6)
T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investment and/or sole power to vote the shares owned by this fund for the participating clients, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(7)
The number of shares being offered consists of 90,000 shares of common stock issuable upon conversion of 45 shares of Series B preferred stock and 18,000 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(8)
The number of shares being offered consists of 26,000 shares of common stock issuable upon conversion of 13 shares of Series B preferred stock and 5,200 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(9)
The number of shares being offered consists of 10,000 shares of common stock issuable upon conversion of five shares of Series B preferred stock and 2,000 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(10)
The number of shares being offered consists of 12,000 shares of common stock issuable upon conversion of six shares of Series B preferred stock and 2,400 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(11)
The number of shares being offered consists of 6,000 shares of common stock issuable upon conversion of three shares of Series B preferred stock and 1,200 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(12)
The number of shares being offered consists of 2,000 shares of common stock issuable upon conversion of one share of Series B preferred stock and 400 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

(13)
The number of shares being offered consists of 4,000 shares of common stock issuable upon conversion of two shares of Series B preferred stock and 800 shares of common stock issuable upon exercise of warrants exercisable beginning June 3, 2004.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of the selling shareholders. Sales of shares may be made by selling shareholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq SmallCap Market, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in making short sales or in transactions to cover short sales; and

  •
  put or call option transactions relating to the shares.

        The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

        The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

        The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling shareholders and each selling shareholder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

        The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

        Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

        Upon being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the initial price at which the shares were sold;

  •
  the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transactions.

        In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

        We are paying all expenses and fees in connection with the registration of the shares. The selling shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, WA.

EXPERTS

        The consolidated financial statements of NeoRx Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington DC 20006.

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholders.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  our Current Reports on Form 8-K filed on March 3, 2003, March 20, 2003, April 30, 2003, May 7, 2003, June 3, 2003, July 2, 2003, August 1, 2003, October 2, 2003, November 14, 2003 and December 10, 2003; and

  •
  our Proxy Statement for the 2003 Annual Meeting of Shareholders.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                Melinda G. Kile
                Vice President, Finance
                NeoRx Corporation
                300 Elliott Avenue West, Suite 500
                Seattle, Washington 98119-4077
                (206) 286-2501

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,462
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Printing fees	$5,000
Miscellaneous fees and expenses	$2,000

Total	$33,462

Item 15. Indemnification of Directors and Officers

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the registrant's restated articles of incorporation, as amended, and Section 12 of the registrant's bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XII of the registrant's restated articles of incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

Item 16. Exhibits

Exhibit Number	Description
3.1	Restated Articles of Incorporation of NeoRx Corporation, as amended
3.2	Bylaws of NeoRx Corporation, as amended (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31, 1998)
4.1	Registration Rights Agreement dated as of April 10, 1996 (incorporated herein by reference to Exhibit 2.1 of Form 8-A dated April 15, 1996)
4.2	Amendment No. 1 to Registration Rights Agreement dated as of December 8, 2003 (incorporated herein by reference to Exhibit 4.1 of Form 8-A/A dated December 11, 2003)
4.3	Form of Common Stock Purchase Warrant dated December 3, 2003 (incorporated herein by reference to Exhibit 4.1 of Form 8-K filed on December 10, 2003)

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock
10.1	Preferred Stock and Warrant Purchase Agreement dated as of December 3, 2003 (incorporated herein by reference to Exhibit 10.1 of Form 8-K filed on December 10, 2003)
10.2	Investor Rights Agreement dated as of December 3, 2003 (incorporated herein by reference to Exhibit 10.2 of Form 8-K filed on December 10, 2003)
23.1	Consent of KPMG LLP, independent accountants
23.2	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 17. Undertakings

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the:Calculation of Registration Fee" table in the effective registration statement.

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on December 19, 2003.

NeoRx Corporation
By:	/s/ JACK L. BOWMAN
Name:	Jack L. Bowman
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints Jack L. Bowman, Karen Auditore-Hargreaves and Melinda G. Kile, and each of them, with full power of substitution and resubstitution and full power to act without the others, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on December 19, 2003.

Signature	Title

/s/ JACK L. BOWMAN Jack L. Bowman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ FRED B. CRAVES Fred B. Craves	Vice Chairman
/s/ ALAN A. STEIGROD Alan A. Steigrod	Director
/s/ CARL S. GOLDFISCHER Carl S. Goldfischer	Director

/s/ E. ROLLAND DICKSON E. Rolland Dickson	Director
/s/ MELINDA G. KILE Melinda G. Kile	Vice President, Finance (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Articles of Incorporation of NeoRx Corporation, as amended
3.2	Bylaws of NeoRx Corporation, as amended (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31, 1998)
4.1	Registration Rights Agreement dated as of April 10, 1996 (incorporated herein by reference to Exhibit 2.1 of Form 8-A dated April 15, 1996)
4.2	Amendment No. 1 to Registration Rights Agreement dated as of December 8, 2003 (incorporated herein by reference to Exhibit 4.1 of Form 8-A/A dated December 11, 2003)
4.3	Form of Common Stock Purchase Warrant dated December 3, 2003 (incorporated herein by reference to Exhibit 4.1 of Form 8-K filed on December 10, 2003)
5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock
10.1	Preferred Stock and Warrant Purchase Agreement dated as of December 3, 2003 (incorporated herein by reference to Exhibit 10.1 of Form 8-K filed on December 10, 2003)
10.2	Investor Rights Agreement dated as of December 3, 2003 (incorporated herein by reference to Exhibit 10.2 of Form 8-K filed on December 10, 2003)
23.1	Consent of KPMG LLP, independent accountants
23.2	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

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TABLE OF CONTENTS
NEORX CORPORATION
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX